Exhibit 99.1

For Immediate Release	February 9, 2011
Crown Crafts Reports Continued Top-Line Growth
in Third Quarter and Nine-Month Period of Fiscal 2011
•	Net sales up 6.3% in third quarter, 4.5% in nine-month period of fiscal 2011

•	Adjusted EBITDA and Net Income down in third quarter, up for the nine months

•	Sales from Company-branded products increase by 22.9% during the third quarter

•	Company increases quarterly dividend by 50% to $0.03 per share as the outlook for future cash flow from operations remains strong
Gonzales, Louisiana — Crown Crafts, Inc. (NASDAQ-CM: CRWS) today reported operating results for the fiscal 2011 third quarter and nine-month period ended December 26, 2010.
“We continued to enjoy steady customer demand, as well as positive market response to our new designs across our various product lines in the third quarter,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer. “Although our ability to translate our top-line growth into increased earnings during the quarter was muted by lower gross margins resulting from certain promotional activities and higher than expected raw material costs, we remain confident in the strength of our underlying business and the soundness of our long-range growth strategy as evident in our solid nine-month results.”
Financial Results
Net income for the third quarter of fiscal 2011 was $775,000, or $0.08 per diluted share, on net sales of $21.9 million, compared with net income of $1.1 million, or $0.12 per diluted share, on net sales of $20.6 million for the third quarter of fiscal 2010. Although one of the Company’s major retail customers delayed some of its regular orders to adjust its inventory levels, the Company’s net sales nevertheless grew during the quarter primarily as a result of promotional sales to that customer. Record high raw material costs, primarily cotton, as well as increases in labor, transportation and currency costs associated with the Company’s operations in China, had a negative impact on the Company’s net income and earnings per diluted share.
“From a timing standpoint, we were limited in our ability to pass along these higher costs during the third quarter,” said Chestnut. “We do not expect that to be the case in future quarters.”
916 S. Burnside Avenue * PO Box 1028 * Gonzales, LA 70707-1028 * (225) 647-9100 * Fax (225) 647-9104

The Company’s net sales of its branded products, most notably the NoJo brand of infant bedding, blankets and accessories, increased by 22.9% and 24.1% over the third quarter and nine-month periods of fiscal 2010, respectively. “We are quite pleased with the strong response our fashion-forward designs are having with consumers at major retailers across the country,” added Chestnut. “Driving revenue growth and margin expansion through our creative and well-crafted branded products will continue to be a point of strategic emphasis for us going forward.”
The Company’s Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, costs associated with the proxy contest related to the 2010 annual meeting of stockholders and compensation costs related to non-vested stock awarded to certain employees in fiscal 2011) for the third quarter of fiscal 2011 was approximately $1.8 million, compared with $2.3 million in the third quarter of fiscal 2010. The decrease was primarily due to the lower gross margins resulting from promotional sales and the increase in costs noted above.
Net income for the fiscal 2011 nine-month period was $2.7 million, or $0.28 per diluted share, on net sales of $62.8 million, compared with net income of $2.5 million, or $0.26 per diluted share, on net sales of $60.1 million in the fiscal 2010 nine-month period. The Company’s year-to-date Adjusted EBITDA for fiscal 2011 increased to $6.5 million, compared with $5.9 million in the similar period of fiscal 2010.
Declaration of Quarterly Cash Dividend
The Company also announced today that its Board of Directors has declared a regular quarterly cash dividend on the Company’s Series A common stock of $0.03 per share. The dividend, payable on April 8, 2011 to stockholders of record at the close of business on March 11, 2011, represents the fifth consecutive quarterly dividend since the Company resumed dividend payments after a 10-year hiatus, is an increase of 50% over the last four quarterly dividends and provides an annualized yield of 2.4% based on yesterday’s closing price of $5.06 per share. “The Board’s decision to increase the quarterly dividend is a reflection of its continued optimism regarding the Company’s long-range growth potential, as well as the strength of our future cash flow from operations,” said Chestnut.
Conference Call
The Company will host a teleconference today at 1:00 p.m. Central Standard Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (877) 317-6789 and refer to conference number 447834. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website.
A telephone replay of the teleconference will be available one hour after the end of the call through 8:00 a.m. Central Standard Time on February 17, 2011. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 447834.

About Crown Crafts, Inc.
Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding and blankets; nursery and bath accessories; reusable and disposable bibs and floor mats; burp cloths; room décor; and disposable placemats, toilet seat covers and changing mats. The Company’s operating subsidiaries include Crown Crafts Infant Products, Inc. in California and Hamco, Inc. in Louisiana. Crown Crafts is America’s largest producer of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers. The latest news about Crown Crafts can be found at www.crowncrafts.com.
Forward-Looking Statements
The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.
Contact:
Olivia Elliott
Vice President and Chief Financial Officer
225-647-9124
e-mail: oelliott@crowncrafts.com
or
Halliburton Investor Relations
(972) 458-8000

CROWN CRAFTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
SELECTED FINANCIAL DATA
In thousands, except percentages and per share data
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 26, 2010	December 27, 2009	December 26, 2010	December 27, 2009
Net sales	$21,938	$20,646	$62,816	$60,094
Gross profit	4,407	4,638	14,353	13,121
Gross profit percentage	20.1%	22.5%	22.8%	21.8%
Income from operations	1,360	1,892	4,772	4,496
Income from continuing operations before income taxes	1,240	1,720	4,439	3,885
Income tax expense	460	598	1,711	1,409
Income from continuing operations after income taxes	780	1,122	2,728	2,476
Loss from discontinued operations — net of income taxes	(5)	(9)	(13)	(22)
Net income	775	1,113	2,715	2,454
Basic earnings per share	$0.08	$0.12	$0.29	$0.27
Diluted earnings per share	$0.08	$0.12	$0.28	$0.26

Weighted Average Shares Outstanding:
Basic	9,565	9,167	9,466	9,186
Diluted	9,786	9,271	9,631	9,287
CONSOLIDATED BALANCE SHEETS
SELECTED FINANCIAL DATA
In thousands

	December 26, 2010
	(Unaudited)	March 28, 2010
Cash and cash equivalents	$36	$75
Accounts receivable, net of allowances	16,468	18,021
Inventories	19,352	10,453
Total current assets	38,703	31,474
Intangible assets, net	8,273	7,357
Total assets	$49,408	$41,392

Current maturities of long-term debt	$1,917	$1,952
Total current liabilities	13,773	10,657
Long-term debt	5,666	3,238

Shareholders’ equity	29,969	27,497
Total liabilities and shareholders’ equity	$49,408	$41,392

CROWN CRAFTS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
In thousands, except percentages
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 26, 2010	December 27, 2009	December 26, 2010	December 27, 2009

Net income	$775	$1,113	$2,715	$2,454
Interest expense	112	181	334	581
Interest income	—	(3)	(2)	(14)
Income tax expense on continuing operations	460	598	1,711	1,409
Income tax expense (benefit) on discontinued operations	2	(4)	(2)	(11)
Depreciation	64	72	192	220
Amortization	309	347	907	1,265
Proxy contest costs	—	—	401	—
Cost of non-vested stock awarded to certain employees in fiscal year 2011	52	—	261	—

Adjusted EBITDA	1,774	2,304	6,517	5,904

Net Sales	21,938	20,646	62,816	60,094

Adjusted EBITDA as a percentage of net sales	8.1%	11.2%	10.4%	9.8%

BASIS FOR THE PRESENTATION OF NON-GAAP FINANCIAL MEASURES
In addition to the Company’s disclosure of its financial position and results of operations in conformity with accounting principles generally accepted in the United States (“GAAP”), the Company has also presented certain measures of its historical results of operations which are not determined in accordance with GAAP. These non-GAAP financial measures include Adjusted EBITDA, which excludes costs associated with the proxy contest related to the 2010 annual meeting of stockholders and compensation costs related to non-vested stock awarded to certain employees in fiscal year 2011. Adjusted EBITDA is used by the Company internally to monitor the Company’s operating results and cash flow and to evaluate the performance of its businesses. The Company believes that Adjusted EBITDA is useful as an important measure of the Company’s results of operations and as an indicator of its ability to generate cash sufficient to reduce debt, make strategic acquisitions and investments in capital expenditures, pay dividends and meet its working capital requirements and other obligations as they become due. The items excluded to calculate Adjusted EBITDA are significant components that should be considered in understanding and assessing the Company’s financial performance. The non-GAAP financial measures are presented as supplemental information and should be considered in addition to, and not as a substitute for, the Company’s GAAP financial measures, including its net income, cash flow provided by or used in operating, investing or financing activities, and other measures of the Company’s financial performance and liquidity. Because non-GAAP financial measures, by definition, are not determined in accordance with GAAP, there can be significant variations in how companies calculate them. Therefore, the non-GAAP financial measures presented by the Company may not be comparable to similarly titled measures of other companies.